Exhibit 4.5

FOURTH AMENDMENT TO

AMENDED AND RESTATED

ORAGENICS, INC.

2012 EQUITY INCENTIVE PLAN

This Fourth Amendment to the Amended and Restated 2012 Equity Incentive Plan (the “2012 Incentive Plan” ) is made pursuant to Section 12 of the 2012 Incentive Plan.

Recitals:

WHEREAS, the 2012 Incentive Plan was originally adopted by the Company on August 6, 2012 and approved by the shareholders on October 23, 2012; and

WHEREAS, the Board of Directors believes it would be in the best interest of the Company and its shareholders to increase the authorized shares available under the 2012 Incentive Plan.

NOW THEREFORE, Section 4 titled “SHARES SUBJECT TO PLAN” is hereby amended as follows:

The reference to “2,250,000” is replaced with “8,250,000”, to reflect an increase in the shares reserved for use under the 2012 Incentive Plan.

All other terms and conditions of the 2012 Incentive Plan not otherwise modified hereby shall remain in full force and effect. The Amendment was approved by the Board of Directors on April 25, 2019 and submitted to the Company’s shareholders for approval in connection with the Company’s June 20, 2019 Annual Meeting of Shareholders.